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The Children’s Place, Inc.
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THE CHILDREN’S PLACE SENDS LETTER TO SHAREHOLDERS CITING ROBUST FIRST QUARTER RESULTS AS TRANSFORMATION CONTINUES TO PRODUCE TANGIBLE RESULTS

Recommends Shareholders Support its Three Highly Qualified, Independent Director Nominees
By Voting the WHITE Proxy Card Today

SECAUCUS, N.J., May 7, 2015 (BUSINESS WIRE) -- The Children’s Place, Inc. (Nasdaq: PLCE) today announced that its Board of Directors has sent a letter to shareholders of The Children’s Place in connection with the Company’s Annual Meeting on May 22, 2015. The letter outlines why the Board believes shareholders should support the Company’s experienced and dedicated nominees over those of Macellum SPV II, L.P. (“Macellum”) and Barington Companies Equity Partners, L.P. (“Barington”), which together own approximately two percent of the Company’s shares.

Norman Matthews, Chairman of the Board of The Children’s Place, stated, “The Board and management team are effecting meaningful, positive change through the execution of the Company’s multi-year transformation plan, which is driving tangible results for shareholders, as evidenced by the excellent first quarter financial results we announced yesterday. We have achieved four consecutive quarters of positive comparative store sales, returned $535 million in cash to investors since 2009, and our stock is currently trading at an eight-year high. We believe we will unlock substantial additional value through the execution of our plan, and that it would be detrimental to shareholder value to introduce uncertainty about the business strategy by adding the dissidents’ nominees to the Board at this critical time.”

Mr. Matthews added, “Our first quarter performance – including expected adjusted EPS of $0.81 to $0.83 and an expected increase in gross margin of 130 to 150 basis points compared to last year – is the result of our transformation strategy coupled with strong execution, and strongly validates our growth strategy. As the benefits of our transformation strategy continue, we look forward to driving more outperformance at The Children’s Place for the benefit of all of our shareholders.”

The text of the letter follows:

May 7, 2015

Dear Shareholders,

The 2015 Annual Meeting of Stockholders of The Children’s Place, Inc. (“The Children’s Place”) will be held on May 22, 2015. Your vote in support of the Company’s three nominees is crucial to help ensure that the value-enhancing transformation currently underway at The Children’s Place continues without interruption. We urge shareholders to carefully consider the destabilizing impact that a change in our strategy could have on the value of your shares of The Children’s Place.

The Company’s nominees for whom we are asking your support are Norman Matthews (Chairman of the Board), Kenneth Reiss (Chair of the Audit Committee) and Stanley W. Reynolds (member of the Audit Committee).

As you likely have seen, Macellum SPV II, L.P. (“Macellum”) and Barington Companies Equity Partners, L.P. (“Barington” and collectively with Macellum, the “Dissidents”), which together own approximately two percent of the Company’s shares, have nominated a dissident slate comprised of two individuals. Based on their lack of direct relevant experience, the Board has concluded that the Dissidents’ nominees would not be additive to the Board of a global, omni-channel children’s specialty apparel retailer. We believe that the Company’s three nominees and our five other current Directors collectively have the right combination of expertise, experience and independence to continue the strong progress at The Children’s Place.

YOUR BOARD AND MANAGEMENT TEAM ARE EFFECTING SWEEPING, POSITIVE CHANGE THAT IS
YIELDING RESULTS AND DRIVING STRONG PERFORMANCE…
VOTE FOR THE COMPANY SLATE TO CONTINUE THAT MOMENTUM

Yesterday we pre-announced what we believe are excellent first quarter results, continuing the strong momentum we generated in fiscal 2014, particularly in the fourth quarter. Some highlights include:

➢	Q1 Adjusted EPS expected to be $0.81 to $0.83, Far Exceeding Guidance and Last Year’s Results
➢	Increased Fiscal 2015 Adjusted Guidance to $3.30 to $3.45 per Share
➢	Generated Fourth Consecutive Quarter of Positive Comparative Retail Sales
➢	Increased Gross Margin by an expected 130 to 150 Basis Points
➢	Returned Another $43M of Capital to Shareholders in Q1

We believe this very strong first quarter performance demonstrates the power of our transformation strategy, the strength of management’s execution, and the Board’s keen oversight of the many strategic initiatives that are driving outperformance at The Children’s Place.

In the first quarter, our customers responded very positively to our Spring product offering. Our business picked up meaningfully in the second half of the quarter, driving positive comparable retail sales and a robust gross margin. As a result, we announced that we expect our first quarter adjusted EPS to be in the range of $0.81 to $0.83, vs. our guidance range of $0.60 to $0.65, and a substantial increase from our adjusted EPS of $0.68 in the first quarter of 2014.

Our inventories are in excellent shape – down 7% at quarter-end compared to last year. And unlike almost all domestic retailers, we successfully navigated the recent year-long labor disruption at the West Coast ports without incurring any additional costs and ensuring 100% on-time delivery of merchandise, experiencing zero disruption to our inventory flow as a result of the foresight and experience of the logistics team.

Our management team continues to make significant progress on the systems transformation we have been discussing with you and it is yielding meaningful results. The initial insights from the

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implementation of our assortment planning tool have enabled us to significantly improve our inventory management capabilities by adding enhanced data driven analytical rigor to our internal processes. This has resulted in improved inventory metrics and significantly improved gross margin in the first quarter. Importantly, our state of the art inventory allocation and replenishment tool will go live very soon for the critical Back to School 2015 season. Our digital initiatives continue to gain traction and are focused on driving improvements in customer acquisition, retention and engagement.

Comparable store sales increased 0.7% during the first quarter despite adverse weather in many parts of the country. This represents The Children’s Place’s fourth consecutive quarter of positive comps and further demonstrates the continuing momentum in our business. We now expect adjusted gross margin to increase by 130 to 150 basis points compared to last year, significantly above the previously announced guidance range of down 20 to up 10 basis points. These estimated results reflect merchandise margin leverage and a higher AUR compared to last year, driven by strong product acceptance and well-managed inventories. We expect adjusted SG&A to be flat, deleveraging 20 to 40 basis points compared to last year. This would result in an expected increase in adjusted operating margin of approximately 100 to 110 basis points.

Yesterday we also provided guidance for fiscal 2015. We now expect adjusted net income per diluted share to be in the range of $3.30 to $3.45, inclusive of a $0.15 negative impact from foreign exchange. This compares to adjusted net income per diluted share of $3.05 in fiscal 2014. Our guidance assumes an increase in comparable retail sales for the year of approximately 1%.

Wall Street also has recognized the growing strength of The Children’s Place. A May 6, 2015 report issued by Topeka Capital Markets stated:

“PLCE’s strong 1Q beat is yet more testimony that management is executing on its strategic initiatives, with benefits coming sooner than expected. Strong product acceptance coupled with tight inventory management and with help from new planning tools provided the upside in 1Q, allowing PLCE to overcome less than ideal weather for Spring selling. Such performance, in our view, deserves kudos, not a wasteful proxy battle. We reiterate our Buy, raising PT from $68 to $72.”

OUR STRATEGIC TRANSFORMATION OF THE CHILDREN’S PLACE CONTINUES TO DRIVE ROBUST
OPERATIONAL AND FINANCIAL PERFORMANCE

This excellent first quarter performance is the continued result of many years of hard work effecting a full and badly needed transformation of The Children’s Place. We are confident that the tough decisions and strategic investments made by our Board and management team over the last five years are bearing fruit. When Jane Elfers joined the Company at the beginning of 2010, we recognized that many aspects of The Children’s Place were in disarray. The Company lacked effective leadership, had no growth strategy, and inventory management, financial systems and supply chain technologies were antiquated or simply did not exist.

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We drew on Jane’s experience and expertise and developed a transformation plan to drive shareholder value. The Board and management team have implemented that plan, and it has greatly improved the Company, as evidenced by our strong momentum and outstanding first quarter numbers. Our investors have also embraced our strategy and our stock is currently trading at an eight-year high.

Our plan includes critical investments in four key operational initiatives: product focus, business transformation through technology, global growth through alternate channels of distribution, and store fleet optimization – and our efforts in each of these areas are yielding positive results.

The Children’s Place has excelled on both a relative and absolute basis, and in an intensely competitive, highly promotional and over-stored children’s retail apparel environment. Our operating margins exceed those of our true peers and our positive comparable retail sales for a number of consecutive quarters demonstrate that our strategic plan is working.

At the same time, we generated meaningful free cash flow, and we deployed our capital thoughtfully. The Children’s Place has returned $535 million to our shareholders through stock repurchases and dividends since the Board authorized the capital return program in 2009 and the payment of dividends starting in 2014. The pace of our share repurchase program accelerated in the first quarter as we returned approximately $43 million to shareholders through the repurchase of 647,700 shares and our quarterly dividend payment. The Board of Directors declared another quarterly dividend of $0.15 per share, payable on July 9, 2015 to shareholders of record on June 18, 2015.

These programs reflect our continued confidence in our growth strategy and our ongoing commitment to return excess capital to shareholders. We have approximately $100 million remaining under the January 2015 share buyback authorization, which gives us the flexibility to continue to return capital to shareholders at a significant rate. Since 2009, we have returned over a half billion dollars to investors through share repurchases and dividends.

SUBMIT THE WHITE PROXY CARD TODAY AND KEEP THE RIGHT BOARD IN PLACE

The Company’s multi-year transformation plan is driving tangible results for shareholders – and we believe we will unlock substantial additional value through the continued execution of our plan. We ask that you consider the following:

✓	The Children’s Place’s stock is up more than 130% since Jane joined the Company (based on the closing share price on December 10, 2009, the day prior to the announcement of her hiring, and the closing share price on May 6, 2015).

✓	Shares of The Children’s Place have out-performed the average price performance of specialty apparel retailers[1] over the last 52 weeks, 44.7% vs. 1.3%, and we are currently trading at an eight-year high.

✓	In 2014, we outperformed our peer group and recorded positive comparative store sales, including 3.7% for the fourth quarter.

1 Specialty apparel retailers include: Abercrombie, Aeropostale, American Eagle, Ann, Ascena, Buckle, Carter’s, Chico’s and GAP.

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Our transformation plan is delivering on its promise, and the Company’s momentum is evident in our performance. We urge shareholders to carefully consider the impact of changing our strategy, which is clearly working and driving shareholder value.

We strongly believe that The Children’s Place’s three nominees and our five other current Directors collectively have the right combination of expertise, experience and independence to continue the strong progress being made at the Company.

It is important to remember that the Company’s Board has undergone a dramatic change in recent years. Six of the eight current Board members were added in the last five years, and two of these new independent directors joined the Board last year. Except for Jane, all of our directors are independent. We believe the Board has the appropriate and effective balance between experienced tenure and fresh perspectives to guide and oversee the execution of our transformation strategy.

The current Board is well-aligned on the current business strategy and believes that it would be detrimental to shareholder value to introduce uncertainty about the business strategy and the Board’s commitment to continued execution of the transformation plan.

YOUR VOTE IS IMPORTANT – PLEASE SUBMIT THE WHITE PROXY CARD TODAY

Our upcoming Annual Meeting is an important event in shaping the future of our Company and its Board of Directors. Your Board unanimously recommends that you vote for our three highly qualified director nominees on the WHITE proxy card.

You may vote by telephone, over the internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope. We also urge you to discard any proxy card sent to you by Macellum, Barington or their affiliates. If you have already submitted a proxy card, you can change your vote by signing, dating and returning a WHITE proxy card. Only your latest dated proxy card will be counted.

THE CHILDREN’S PLACE BOARD IS COMMITTED TO SERVING YOU, OUR SHAREHOLDERS

Our Board and management team are very focused on continuing the successful transformation of The Children’s Place into a leading, global, omni-channel children’s apparel brand. Shares of The Children’s Place are currently trading at an eight-year high, and the continuing execution of our strategic plan has enabled us to outperform our peer group in an intensely competitive children’s retail apparel environment and to return over a half billion dollars to shareholders since 2009. Importantly, we believe there is substantial additional upside.

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Our dialogue with you has revealed strong support for our Board, leadership team and our strategic plan. We very much appreciate the confidence you have placed in us, and we remain keenly focused on continuing to deliver substantial shareholder value.

Regards,

Norman Matthews

Chairman of the Board of Directors

The Children’s Place, Inc.

About The Children’s Place, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of January 31, 2015, the Company operated 1,097 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 72 international stores open and operated by its franchise partners.

Forward Looking Statements

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 31, 2015. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the weakness in the economy that continues to affect the Company’s target customer, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

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Important Additional Information

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s 2015 Annual Meeting. The Company has filed a definitive proxy statement and form of WHITE proxy card with the SEC in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed by the Company with the SEC. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.childrensplace.com, by writing to The Children’s Place, Inc. at 500 Plaza Drive, Secaucus, NJ 07094, or by calling the Company’s proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885.

Investor Contact:

Robert Vill

Group Vice President, Finance

(201) 453-6693

Larry Dennedy

Mackenzie Partners

(212) 929-5239

Media Contact:

Paul Caminiti/David Millar/Pamela Blum

Sard Verbinnen & Co

(212) 687-8080

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